Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2620	Contact: Janet Keckeisen Vice President, Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS FIRST QUARTER 2018 RESULTS
DALLAS, TEXAS…May 8, 2018… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $70.7 million, or $.61 per share, in the first quarter of 2018 compared to net income of $36.8 million, or $.32 per share, in the first quarter of 2017.  We reported higher net income in the first quarter of 2018 as compared to the 2017 period primarily due to higher income from operations resulting from the net effect of higher average selling prices, lower sales and production volumes and higher raw materials and other production costs, as discussed below.

Net sales of $430.4 million in the first quarter of 2018 were $60.6 million, or 16%, higher than in the first quarter of 2017.  Net sales increased in the first quarter of 2018 as compared to the same period in 2017 due to higher average TiO2 selling prices partially offset by lower sales volumes.  The Company's average TiO2 selling prices were 26% higher in the first quarter of 2018 as compared to the first quarter of 2017 with higher prices in all major markets.  Our average TiO2 selling prices at the end of the first quarter of 2018 were 4% higher than at the end of 2017 with higher prices in the European, North American and export markets, partially offset by lower prices in Latin America.  TiO2 sales volumes in the first quarter of 2018 were 13% lower as compared to the record first quarter sales volumes of 2017 due to lower sales in all major markets resulting from a controlled ramp-up in January 2018 as we brought the second phase of our new global enterprise resource planning system online, and as inventory levels remained tight (in part due to lower production volumes in the first quarter of 2018, as discussed below) we undertook efforts to assure adequate supply during the spring and summer months.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $31 million in the first quarter of 2018 as compared to the first quarter of 2017.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the first quarter of 2018 was $111.8 million as compared to $60.6 million in the first quarter of 2017.  Segment profit increased in the first quarter of 2018 primarily due to higher average TiO2 selling prices partially offset by lower sales and production volumes and higher costs for certain raw materials and other production costs.  Kronos' TiO2 production volumes were 8% lower in the first quarter as compared to the same period in 2017.  Our production facilities operated at 95% of practical capacity in 2018 compared to full practical capacity utilization rates in 2017.  The decrease in TiO2 production volumes in the first quarter of 2018 compared to the record production volumes in the first quarter of 2017 was primarily due to the timing of scheduled maintenance at certain facilities in 2018 as well as the implementation of a productivity-enhancing improvement project at our Belgian facility.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $1 million in the first quarter of 2018 as compared to the first quarter of 2017.

The Company's net income before income taxes, interest expense and depreciation and amortization expense ("EBITDA") (see description of non-GAAP information below) in the first quarter of 2018 was $116.8 million compared to EBITDA of $62.6 million in the first quarter of 2017.

The Company's income tax expense in 2017 includes a $5.0 million ($.04 per share) non-cash deferred income tax benefit as a result of a net decrease in our deferred income tax asset valuation allowance associated with our German and Belgian operations.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as energy and ore costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as our new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations; and

•
The Company discloses EBITDA, which is also used by the Company's management to assess the performance of the Company's TiO2 operations.  The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance.  The Company defines EBITDA as net income before income taxes, interest expense and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended
	March 31,
	2017	2018

Net sales	$369.8	$430.4
Cost of sales	263.8	255.6

Gross margin	106.0	174.8

Selling, general and administrative expense	45.3	58.4
Other operating income (expense):
Currency transactions, net	(.2)	(5.0)
Other income, net	.1	-
Corporate expense	(4.2)	(3.9)

Income from operations	56.4	107.5

Other income (expense):
Trade interest income	-	.4
Other interest and dividend income	.2	.6
Securities transactions, net	-	(.2)
Other components of net periodic pension and OPEB cost	(4.1)	(3.8)
Interest expense	(4.7)	(4.8)

Income before income taxes	47.8	99.7

Income tax expense	11.0	29.0

Net income	$36.8	$70.7

Net income per basic and diluted share	$.32	$.61

Weighted-average shares used in the
calculation of net income per share	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	143	125
Production volumes	145	133

KRONOS WORLDWIDE, INC.
RECONCILIATION OF INCOME FROM
OPERATIONS TO SEGMENT PROFIT
(In millions)
 (Unaudited)

	Three months ended
	March 31,
	2017	2018

Income from operations	$56.4	$107.5

Adjustments:
Trade interest income	-	.4
Corporate expense	4.2	3.9

Segment profit	$60.6	$111.8

RECONCILIATION OF NET INCOME TO EBITDA
(In millions)
 (Unaudited)

	Three months ended
	March 31,
	2017	2018

Net income	$36.8	$70.7

Adjustments:
Depreciation and amortization expense	10.1	12.3
Interest expense	4.7	4.8
Income tax expense	11.0	29.0

EBITDA	$62.6	$116.8

IMPACT OF PERCENTAGE CHANGE IN NET SALES
 (Unaudited)

Three months ended
March 31,
2018 vs. 2017

Percentage change in net sales:
TiO2 product pricing	26%
TiO2 sales volumes	(13)
TiO2 product mix/other	(5)
Changes in currency exchange rates	8

Total	16%